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                                                                    EXHIBIT 12.1


                            HEALTHCOR HOLDINGS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                YEARS ENDED DECEMBER 31,
                                                ----------   ----------   -----------   ----------  ----------
                                                  1993         1994          1995          1996       1997
                                                ----------   ----------   -----------   ----------  ----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT RATIO AMOUNTS)
EARNINGS

   Income before income taxes                        2,662        3,386        5,786        8,750     (20,423)

FIXED CHARGES

   Interest expense and amortization of
      debt discount on all indebtedness                427          244          987        2,144       5,318

   Portion of rent under long term
      operating leases representative of
      an interest factor                               384          476          757        1,017       1,245
                                                 ----------   ----------   ----------   ----------  ----------
TOTAL FIXED CHARGES                                    811          720        1,744        3,161       6,563
                                                 ----------   ----------   ----------   ----------  ----------
INCOME BEFORE INCOME TAXES AND FIXED CHARGES         3,473        4,106        7,530       11,911     (13,860)
                                                 ==========   ==========   ==========   ==========  ==========
RATIO OF EARNINGS TO FIXED CHARGES                     4.3X         5.7X         4.3X         3.8X      (2.1)X
                                                 ==========   ==========   ==========   ==========  ==========